Alpha Partners Leasing Limited Consolidated Financial Statements for the Year Ended 31 December 2021

Alpha Partners Leasing Limited

Contents

Statement of Directors' Responsibilities in respect of the Consolidated Financial Statements 1
Report of Independent Auditors 2
Consolidated Income Statement for the Year Ended 31 December 2021, 2020, 2019 4
Consolidated Statement of Comprehensive Income for the Year Ended 31 December 2021, 2020, 2019 5
Consolidated Balance Sheet as at 31 December 2021, 2020 6
Consolidated Statement of Changes in Equity for the Year Ended 31 December 2021, 2020, 2019 7
Consolidated Statement of Cash Flows for the Year Ended 31 December 2021, 2020, 2019 8
Notes to the Financial Statements for the Year Ended 31 December 2021 9

1. General information and business overview 9
2. Accounting policies 10
3. Recent accounting standards adopted during the year ended 31 December 2021 16
4. Critical accounting estimates and judgements 17
5. Revenue 17
6. Other operating income 18
7. Operating profit 18
8. Asset impairments 18
9. Staff number and costs 19
10. Directors' remuneration 19
11. Auditors' remuneration 19
12. Interest payable and similar expenses 20
13. Taxation 20
14. Dividends 21
15. Inventories 22
16. Property plant and equipment 22
17. Intangible assets 24
18. Investments in associate, net 25
19. Other financial assets 25
20. Financial instruments 26
21. Receivables, net 27
22. Leases 27
23. Current liabilities 29
24. Non-current liabilities 29
25. Borrowings 30
26. Security (unaudited) 31
27. Covenants 32
28. Analysis of changes in net debt 32

29. Provisions for liabilities .............................................................................................................................32 30. Pension and other schemes (unaudited) .....................................................................................................33 31. Share capital (unaudited) ............................................................................................................................33 32. Capital reserve ............................................................................................................................................33 33. Commitments (unaudited) ..........................................................................................................................33 34. Financial guarantee contracts (unaudited) ..................................................................................................34 35. Related party transactions ..........................................................................................................................34 36. Subsidiaries ................................................................................................................................................35 37. Post balance sheet events ...........................................................................................................................37 38. Parent and ultimate parent undertaking ......................................................................................................37 39. US GAAP information ...............................................................................................................................38

Page 1 Alpha Partners Leasing Limited Consolidated Financial Statements The Directors present the consolidated financial statements for the years ended 31 December 2021, 31 December 2020 and 31 December 2019. The Directors are responsible for the preparation of the consolidated financial statements in accordance with Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland' as issued in August 2014 (United Kingdom Accounting Standards and applicable law). The consolidated financial statements have been prepared by the Directors with the purpose of providing financial information to GATX Corporation to assist it satisfy its reporting responsibilities under Regulation S-X, Rule 3-09. The Directors are satisfied that these consolidated financial statements present fairly the state of affairs of the Company and its subsidiary undertakings as at year ended 31 December 2021 and 31 December 2020 and of the profit or loss and cash flows of the Company and its subsidiary undertakings for the years ended 31 December 2021, 31 December 2020 and 31 December 2019. In preparing the consolidated financial statements the Directors have: selected an appropriate basis of preparation given the intended purpose of the consolidated financial statements, as set out in Note 2, and applied that basis of preparation to all periods presented; selected suitable accounting policies, as set out in Note 2, and then applied them consistently to all periods presented; made judgements and accounting estimates that are reasonable and prudent; and prepared the financial statements on the going concern basis unless it is inappropriate to presume that the Company will continue in business. The factors taken into consideration by the Directors in forming their conclusions in relation to going concern are set out in Note 2. These consolidated financial statements have not been prepared under section 394 of the Companies Act 2006 and are Provision of Information to Auditors and the Directors have taken all the steps that ought to have been taken as Directors in order to make themselves aware Authorised by the Board on 29 March 2022 and signed on its behalf by: /s/ Piers Keywood Piers Keywood Director, Alpha Partners Leasing Limited

Page 2 Alpha Partners Leasing Limited Report of Independent Auditors To the Directors of Alpha Partners Leasing Limited We have audited the accompanying consolidated financial statements of income, of comprehensive income, of changes in equity and of cash flows of Alpha Partners Leasing Limited and its subsidiaries for the year ended December 31, 2019. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom des the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Alpha Partners Leasing Limited and its subsidiaries for the year ended December 31, 2019 in accordance with accounting principles generally accepted in the United Kingdom. Emphasis of matter Basis of Preparation In forming our opinion on the consolidated financial statements, which is not modified, we draw attention to the basis of preparation set out in Note 2. Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 2 and Note 39 to the consolidated financial statements.

Page 3 In addition, these consolidated financial statements are not the statutory financial statements of the Alpha Partners Leasing Limited and its subsidiaries prepared in accordance with section 394 of the Companies Act 2006. Accordingly, these consolidated financial statements do not present information on the Company as a separate legal entity. Other Matter The accompanying consolidated statements of income, of comprehensive income, of changes in equity and of cash flows for the year ended December 31, 2019 are presented for purposes of complying with Rule 3- 09 of SEC Regulation S-X; however, Rule 3-09 does not require the 2020 and 2021 financial statements to be audited and they are therefore not covered by this report. /s/ PricewaterhouseCoopers LLP London, United Kingdom March 30, 2020, except for the effects of the revision discussed in Note 26 (not presented herein) to the consolidated financial statements in Exhibit 99.1 of GATX Corpor - K/A, as to which the date is March 30, 2021

Page 4 Alpha Partners Leasing Limited Consolidated Income Statement for the Year Ended 31 December 2021, 2020, 2019 The above results were derived from continuing operations. 2021 2020 2019 $000 $000 $000 Note Unaudited Unaudited Audited Revenue 5 385,842 419,288 410,651 Cost of sales (275,303) (256,195) (209,480) Gross Profit 110,539 163,093 201,171 Administrative expenses (9,597) (8,288) (9,214) Other operating income 6 61,671 25,052 41,064 Net profit on sale of property, plant & equipment 3,400 26,633 38,861 Operating Profit 166,013 206,490 271,882 Interest income 194 521 4,486 Interest expense 12 (90,470) (106,129) (113,810) Share of loss of equity accounted investees - (250) - Profit before taxation 75,737 100,632 162,558 Taxation 13 (102,055) (46,275) (28,053) Net Income (26,318) 54,357 134,505 Years Ended December 31,

Page 5 Alpha Partners Leasing Limited Consolidated Statement of Comprehensive Income for the Year Ended 31 December 2021, 2020, 2019 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Net Income (26,318) 54,357 134,505 Cash flow hedging reserve movements 981 (1,317) (3,407) Impact of tax (245) 246 (37) Total comprehensive income (25,582) 53,286 131,061 Years Ended December 31,

Page 6 Alpha Partners Leasing Limited Consolidated Balance Sheet as at 31 December 2021, 2020 2021 2020 $000 $000 Note Unaudited Unaudited Assets Cash and cash equivalents 321,581 87,696 Receivables, net 21 78,554 75,791 Receivables from related parties 35 6,043 30,924 Inventories, net 15 30,684 28,553 Total current assets 436,862 222,964 Property, plant and equipment, net 16 3,790,836 4,091,399 Intangible assets, net 17 4,570 2,733 Investments in associate, net 18 200 - Other financial assets 19 213,260 270,938 Total non-current assets 4,008,866 4,365,070 Total Assets 4,445,728 4,588,034 Liabilities and Equity Loans and borrowings 25 287,663 170,258 Borrowings from related parties 25 5,376 1,631 Accounts payable and current liabilities 23 39,685 36,283 Payables to related parties 35 46,866 6,944 Accruals and deferred income 23 30,911 51,554 Current portion of deposits from customers 23 - 6,073 Derivates used for hedging 512 - Total current liabilties 411,013 272,743 Loans and borrowings, net of current portion 25 2,759,177 3,079,026 Borrowings from related parties, net of current portion 25 - 5,343 Other payables and non current liabilities 24 98,319 125,313 Deposits from customers, net of current portion 24 16,091 19,503 Derivates used for hedging - 1,493 Provisions 29 354,227 252,130 Total non-current liabilities 3,227,814 3,482,808 Total liabilities 3,638,827 3,755,551 Equity Share capital 31 1 1 Share premium 229,899 229,899 Capital reserve 32 42,708 42,708 Cashflow hedging reserve (143) (879) Retained earnings 534,436 560,754 Total equity 806,901 832,483 Total liabilities and equity 4,445,728 4,588,034

Alpha Partners Leasing Limited

Consolidated Statement of Changes in Equity for the Year Ended 31 December 2021, 2020, 2019

Equity attributable to the shareholders

	Share capital	Share premium	Capital reserve	Cash flow hedging reserves	Retained earnings	Total
	$ 000	**$ 000**	**$ 000**	**$ 000**	**$ 000**	**$ 000**
At 1 January 2019 (audited)	1	223,319	42,708	3,636	408,392	**678,056**
Net income	-	-	-	-	134,505	134,505
Unrealised losses on cashflow hedges	-	-	-	(3,407)	-	(3,407)
Tax impact	-	-	-	(37)	-	(37)
Dividends	-	-	-	-	(36,500)	(36,500)
New share capital subscribed	-	6,580	-	-	-	6,580
At 31 December 2019 (audited)	**1**	**229,899**	**42,708**	**192**	**506,397**	**779,197**
Net income	-	-	-	-	54,357	54,357
Unrealised losses on cashflow hedges	-	-	-	(1,317)	-	(1,317)
Tax impact	-	-	-	246	-	246
Dividends	-	-	-	-	-	-
New share capital subscribed	-	-	-	-		-
At 31 December 2020 (unaudited)	**1**	**229,899**	**42,708**	**(879)**	**560,754**	**832,483**
Net income	-	-	-	-	(26,318)	(26,318)
Unrealised gains on cashflow hedges	-	-	-	981	-	981
Tax impact	-	-	-	(245)	-	(245)
Dividends	-	-	-	-	-	-
New share capital subscribed	-	-	-	-	-	-
At 31 December 2021 (unaudited)	**1**	**229,899**	**42,708**	**(143)**	**534,436**	**806,901**

Page 7

Alpha Partners Leasing Limited

Consolidated Statement of Cash Flows for the Year Ended 31 December 2021, 2020, 2019

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
Cash flows from operating activities			
Net income	(26,318)	54,357	134,505
Adjustments to cash flows from non-cash items			
Depreciation and impairment	228,223	210,953	185,521
Profit on disposal of property, plant & equipment	(3,400)	(26,633)	(38,861)
Interest income	(194)	(521)	(4,486)
Interest expense	90,470	106,129	113,810
Share of results of associates & JVs	-	250	-
Income tax expense	102,055	46,275	28,090
	390,835	390,810	418,579
Working capital adjustments			
(Increase)/decrease in inventories	10,854	(3,044)	13,026
(Increase)/decrease in receivables,net and receivables from related parties	48,624	10,020	(13,253)
Increase in accounts payable, accrued liabilities, payables to related parties and deposits from customers	27,529	76,536	43,620
Cash generated from operations	477,842	474,322	461,972
Income taxes paid	-	-	-
Net cash inflow from operating activities	477,842	474,322	461,972
Cash flows from investing activities			
Interest received	194	521	4,486
Acquisitions of property, plant & equipment	(118,592)	(313,420)	(800,228)
Proceeds from sale of property, plant & equipment	168,443	134,124	53,233
Acquisition of intangible fixed assets	(1,952)	(1,501)	-
Investment in new finance lease assets	-	(45,037)	(82,406)
Acquisition of investment in associates	(200)	-	(250)
Net cash outflow from investing activities	47,894	(225,313)	(825,165)
Cash flows from financing activities			
Interest paid	(88,429)	(109,927)	(101,500)
Proceeds from issue of ordinary shares, net of issue costs	-	-	6,580
Repayment of bank, other and related party borrowings	(425,337)	(585,713)	(846,060)
Proceeds from bank and other borrowing draw downs (net of issue costs)	221,915	501,141	1,242,460
Dividends paid	-	-	(36,500)
Net cash inflow from financing activities	(291,851)	(194,499)	264,980
Net increase/(decrease) in cash and cash equivalents	233,885	54,510	(98,213)
Cash and cash equivalents at 1 January	87,696	33,186	131,399
Cash and cash equivalents at 31 December	**321,581**	**87,696**	**33,186**

Page 8

Page 9 Alpha Partners Leasing Limited Notes to the Financial Statements for the Year Ended 31 December 2021 1. General information and business overview private company limited by shares incorporated in England and Wales under the Companies Act. The address of its registered office is: Brewer's Green London SW1H 0RH England Principal activity The principal activity of the Company and its subsidiaries (tog Group is leasing of commercial aero engines to customers, primarily airlines and Original Equipment Manufacturers (OEMs). The split of revenues by region is provided in note 5. Fair review of the business The Group opened the year with an engine operating lease portfolio of 306 engines (2020: 303 engines), and closed with 284 engines (2020: 306 engines). During the year the Group acquired 9 engines (2020: 18 engines) and disposed 32 engines and transferred 1 engine from finance lease (2020: disposed 14 engines and transferred 1 engines to finance lease). The Group also had an engine finance lease portfolio of 20 engines (2020: 29 engines). Both the level of business and the year-end financial position were satisfactory. The Group's key financial and other performance indicators during the year were as follows: Use of estimates The preparation of financial statements in conformity with FRS102 requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Unit 2021 2020 2019 Number of engines in operating lease portfolio 284 306 303 Number of engines in finance lease portfolio 20 29 28 Net Book Value of assets held for use in operating leases at year end $000 3,790,035 4,090,533 4,099,841 Revenue $000 385,842 419,288 410,651 Net profit on sale of property, plant & equipment $000 3,400 26,633 38,861 Profit before taxation $000 75,737 100,632 162,558

Page 10 2. Accounting policies Basis of preparation These consolidated financial statements have been prepared by the Directors with the purpose of providing financial information to GATX Corporation to assist it satisfy its reporting responsibilities under Regulation S-X, Rule 3-09. These financial statements were prepared in accordance with Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland' . The presentation currency of these financial statements is U.S Dollars ($). All amounts in the financial statements have been rounded to the nearest $1,000. These consolidated financial statements have not been prepared under section 394 of the Companies Act 2006 and are not the The preparation of financial statements in conformity to FRS 102 requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company's accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 4. These financial statements have been prepared using the historical cost convention except that as disclosed in the accounting policies certain items are shown at fair value. These financial statements have been adapted from those presented for the purposes of UK statutory reporting, which are summarised in Note 39. The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. Basis of consolidation The consolidated financial statements consolidate the financial statements of the Company and its subsidiary undertakings drawn up to 31 December 2021. A subsidiary is an entity controlled by the Company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The results of subsidiaries acquired or disposed of during the year are included in the income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by the Group. Inter-company transactions, balances and unrealised gains on transactions between the Company and its subsidiaries, which are related parties, are eliminated in full. Intra-group losses are also eliminated but may indicate an impairment that requires recognition in the consolidated financial statements. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group. Non- therein. Non-controlling interests consist of the amount of those interests at the date of the original business combination and the non- .

Page 11 Going concern The Directors have considered the application of the going concern basis of accounting and believe that, for the foreseeable future, the Group will have adequate resources to meets its liabilities as they fall due. In making this assessment, the Directors have considered the cash generation arising from current and future lease income receivables against the payables and loan repayments necessary within one year. In addition, consideration has been given to the ongoing impact of the COVID-19 virus on performance as well as any discretionary capital expenditure. Based on this assessment, the Directors are satisfied that the impact of COVID- liquidity position and covenant arrangements, and have reasonable expectations that the Group is well placed to manage business risks and to continue in operational existence for the foreseeable future (which accounting standards require to be at least a year from the date of these Financial Statements), and have not identified any material uncer ability to do so. Foreign currency transactions and balances Transactions in foreign currencies are recorded using the rate of exchange ruling at the date at which they occurred. Monetary assets and liabilities denominated in foreign currencies are translated into US dollars at the rate ruling at the year-end. Exchange differences, including those arising from currency conversions in the usual course of trading, are taken into account in determining profit on ordinary activities before taxation. Financial instruments Classification The Company has chosen to adopt the Sections 11 and 12 of FRS 102 in respect of financial instruments. In accordance with FRS 102.22, financial instruments issued by the Group are treated as equity only to the extent that they meet the following two conditions: (a) they include no contractual obligations upon the Group to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the Group; and -derivative that includes no obligation to deliver a variable number of the entit entity exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments. To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where the instrument so share capital and share premium account exclude amounts in relation to those shares. Basic financial instruments Cash and cash equivalents Cash and cash equivalents comprise of cash balances, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of change in value. Receivables Receivables are amounts due from customers in relation to engines provided on lease or for aircraft engines or aircraft engine parts sold. Receivables are recognised initially at the transaction price. They are subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for the impairment of receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the debts.

Page 12 Accounts payable Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities the Group does not have an unconditional right, at the end of the reporting period, to defer settlement of the creditor for at least twelve months after the reporting date. If there is an unconditional right to defer settlement for at least twelve months after the reporting date, they are presented as non-current liabilities. Accounts payable are recognised initially at the transaction price and subsequently measured at amortised cost using the effective interest method. Borrowings Bank and other borrowings are initially recorded at fair value, net of transaction costs. Bank and other borrowings are subsequently carried at amortised cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant borrowing. Interest expense is recognised on the basis of the effective interest method and is included in interest payable and similar expense. Borrowings are classified as payables due within one year unless the Group has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date. Other financial instruments Derivatives Derivative financial instruments are recognised at fair value. The gain or loss on remeasurement to fair value is recognised immediately in the income statement. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged (see below). Hedging Fair value hedges Where a derivative financial instrument is designated as a hedge of the variability in fair value of a recognised asset or liability or an unrecognised firm commitment, all changes in the fair value of the derivative are recognised immediately in the income statement. The carrying value of the hedged item is adjusted by the change in fair value that is attributable to the risk being hedged (even if it is normally carried at cost or amortised cost) and any gains or losses on remeasurement are recognised immediately in the income statement (even if those gains would normally be recognised directly in reserves). If hedge accounting is discontinued and the hedged financial asset or liability has not been derecognised, any adjustments to the carrying amount of the hedged item are amortised into the income statement using the effective interest method over the remaining life of the hedged item. Cash flow hedges Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable forecast transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in other comprehensive income. Any ineffective portion of the hedge is recognised immediately in the income statement. For cash flow hedges, where the forecast transactions resulted in the recognition of a non-financial asset or non-financial liability, the hedging gain or loss recognised in OCI is included in the initial cost or other carrying amount of the asset or liability. Alternatively, when the hedged item is recognised in the income statement the hedging gain or loss is reclassified to the income statement. When a hedging instrument expires or is sold, terminated or exercised, or the entity discontinues designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the cumulative gain or loss at that point remains in equity and is recognised in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to take place, the cumulative unrealised gain or loss recognised in equity is recognised in the income statement immediately. Investments Investments in equity shares which are not publicly traded and where fair value cannot be measured reliably are measured at cost less impairment.

Page 13 Investments in associates, which are unconsolidated and which the Group has significant influence over, are accounted for using stments accounted for using the equity method in the balance sheet and its interest in their results is included in the income statement, above operating profit or loss. Intangible assets Intangible assets are recognised at acquisition cost and amortised on a straight-line basis. The cost of internally developed software includes direct labour and an appropriate proportion of overheads. Amortisation Intangible assets are amortised on a straight line basis from the time they were first brought into use so as to write off the cost, less any estimated residual value, over the lessor of: i) a period of 10 years; and ii) the anticipated useful life of the asset. Property, plant and equipment Property, plant and equipment is stated in the balance sheet at cost, less any subsequent accumulated depreciation and subsequent accumulated impairment losses. The cost of property, plant and equipment includes directly attributable incremental costs incurred in their acquisition and installation. Depreciation Assets held for use in operating leases Assets held for operating leases are depreciated on a straight line basis from the time that they are first brought into use so as to write off their cost, less estimated residual value, over the lesser of: i) the period up to ii) the anticipated remaining useful economic life of the engine type or the airframe for which the engine is designed. However, if a used engine is acquired with a lease attached that goes then the useful economic life is re-evaluated and is used as the basis to amortise the cost to an estimated residual value. This is ersary. Furniture, fittings and equipment Furniture, fittings and equipment are depreciated on a straight line basis from the time that they are first brought into use so as to write off their cost, less estimated residual value, over the lesser of: i) a period of 15 years ii) the anticipated useful life of the asset. Finance lease receivables The Group leases engines to customers. At the start of each lease, the Group reviews all necessary terms and criteria to determine the appropriate lease classification. If a lease meets specific classification criteria, the lease will be recognised as net investment in finance lease on the Consolidated Balance Sheet while the engine will be derecognised from assets held for operating leases. The amounts recognized for finance leases consist of lease receivables and the estimated unguaranteed residual value of the engine on the lease termination date, less the unearned income. Expected unguaranteed residual values are based on assessment of the values of the engine and, if applicable, the estimated end of lease payments expected at the expiration of the lease.

Page 14 Inventories Inventories are stated at the lower of cost and estimated selling price less costs to complete and sell. The method by which amounts are removed from inventory is by the average estimated cost per unit. The cost of finished goods and work in progress comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. At each reporting date, inventories are assessed for impairment. If inventories are impaired, the carrying amount is reduced to its selling price less costs to complete and sell. The impairment loss is recognised immediately in the income statement. Impairment Financial assets (including receivables) A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asse on the impaired asset continues to be recognised through the unwinding of the discount. Impairment losses are recognised in the income statement. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through the income statement. Non-financial assets -financial assets, other than inventories and deferred tax assets, reviewed at each reporting date to determi recoverable amount is estimated. The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. The Group considers the valuation appraisals carried out by industry experts for the fair value of its engine portfolio and other material assets. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of - There were no assets grouped as CGUs during the year. An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in the income statement. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis. Maintenance reserves Maintenance reserves represent amounts receivable from certain customers. The purpose of the monies received is to cover essential maintenance obligations of the lessee and the risk of an engine not being returned in redelivery conditions. Maintenance reserves are initially recognised as a payable to the customer and is generally returned to the customer when qualifying shop visit have been carried out on an engine. Depending on the contractual terms with a customer, any remaining maintenance reserve at the conclusion of the lease is retained by the Group as a reflection of the engine redelivery condition. Maintenance reserves are de-recognised when they no longer meet the definition of a liability, which is typically at the end of the lease. At this point the maintenance reserves are released to the income statement to offset any related adjustment to the carrying amount of the engine, with any remaining excess reserves recognised as other income in the income statement. In the event that the engine is disposed of at the end of the lease, any remaining maintenance reserve is recognised as part of the net profit on sale of property, plant and equipment in the income statement.

Page 15 Share capital Ordinary shares are classified as equity. Equity instruments are measured at the fair value of the cash or other resources received or receivable, net of the direct costs of issuing the equity instruments. If payment is deferred and the time value of money is material, the initial measurement is on a present value basis. Dividends e period in which the These amounts are recognised in the statement of changes in equity. Revenue recognition Revenue comprises the fair value of the consideration due from customers in relation to engines provided on lease or for aircraft dded tax, returns, rebates and discounts and after eliminating sales within the Group. Leases (as lessor) The Group leases engines to customers. At the start of each lease, the Group reviews all necessary terms and criteria to determine the appropriate lease classification. If a lease meets specific classification criteria, the lease will be treated as a finance lease. Leases in which substantially all the risks and rewards of ownership are retained by the lessor are classified as operating leases. For operating leases, rental income is recognised on a straight line basis over the term of the lease. The amount of the difference between rental revenue recognized and cash received is included in other assets, or in the event it is a liability, in accounts payable, accrued expenses and other liabilities. Lease agreements where rent is based on floating interest rates are included in minimum lease payments based on the floating interest rate that existed at the commencement of the lease. Increases or decreases in lease payments that result from subsequent changes in the floating interest rate are recorded as increases or decreases in lease revenue in the period of the interest rate change. Revenue will cease to be recognised on a lease contract when the collectability of rentals is no longer probable. Subsequently, revenues are recognised based on lessee cash collections until such time that collection is probable. earned are recorded as deferred income in our Consolidated Balance Sheets. Revenue from net investment in finance leases is recognized using the interest method to produce a constant yield over the life of the lease and is included in lease revenue as finance lease interest. Sales of inventory The Group recognises revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity, and specific criteria have been met. Revenue from sales of inventory (spare parts sales) is recognised on despatch or, where it is the customer's responsibility to collect the item, when the item for sale is made ready for collection. Other items included in revenues (apart from sales of inventory/engines parts, covered below) consist of income related to other miscellaneous activities. Net gain on sales of engines The Group may sell engines that are on lease to customers as well as those that are not on lease. When disposing an engine, the Group will consider whether control of the engine has been transferred to the buyer, and whether the Group no longer has significant ownership risk in the engine, both of which are required for a sale and resulting gain or loss to be recognised as other operating income. Where the Group sells an engine to an associate entity, it will defer the profit or loss on disposal of that engine hat engine or in full where the engine is subsequently sold to a third party.

Page 16 Leases (as lessee) Leases in which substantially all the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to profit or loss on a straight-line basis over the period of the lease. Interest income and expense Interest expense comprise interest payable and amortisation of financing costs. Interest income comprise interest receivable from the bank. Tax The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except that a change attributable to an item of income or expense recognised as other comprehensive income is also recognised directly in other comprehensive income. Current Tax The current income tax charge is calculated on the basis of tax rates and laws that have been enacted or substantively enacted by the reporting date in the countries where the Group operates and generates taxable income. Deferred Tax Deferred tax is provided in full on timing differences that arise from differences between taxable profits and total comprehensive income, resulting in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on tax rates and law that have been enacted or substantively enacted by the reporting date. The carrying amount of deferred tax assets are reviewed at each reporting date and a valuation allowance is set up against deferred tax assets so that the net carrying amount equals the highest amount that is more likely than not to be recovered based on current or future taxable profit. 3. Recent accounting standards adopted during the year ended 31 December 2021 Interest Benchmark Reform Interest rate benchmarks such as the London Interbank Offered Rate (LIBOR) are being reformed, and it is anticipated that USD 3-month and 6-month LIBOR will phased out on 30 June 2023. There is increasing uncertainty about the long-term viability of some interest rate benchmarks and this gives rise to issues affecting financial reporting in the period before the reform, particularly in relation to hedge accounting. FRC issued 'Amendments to FRS102 - Interest rate benchmark reform', referred to as Phase 1 amendments to FRS102, in December 2019, which has a mandatory effective date of 1 January 2020. The amendments to specific hedge accounting requirements in Section 12 provide relief that will avoid unnecessary discontinuation of hedge accounting during the period of uncertainty. The Company therefore applies specific hedge accounting requirements assuming that the interest rate benchmark relevant to the hedge accounting is not altered as a result of interest rate benchmark reform. FRC also issued 'Amendments to FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland - Interest rate benchmark reform (Phase 2) (2020)' in December 2020, which has a mandatory effective date of 1 January 2021. Amendments to Section 11 Basic Financial Instruments provide a practical expedient for the accounting for financial assets and financial liabilities when contractual cash flows change because interest rate benchmarks are being replaced. A consequential amendment has been made to Section 20 Leases resulting from the changes made to Section 11. Amendments to Section 12 Other Financial Instruments give more flexibility regarding the redocumentation of hedging relationships and provide other reliefs that avoid disruption to hedge accounting. The Group currently relies on USD 3-month and 6-month LIBOR and so there

4. Critical accounting estimates and judgements

The Company makes estimates and judgements concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and judgements that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

Useful economic lives of property, plant and equipment
The annual depreciation charge for property, plant and equipment is sensitive to changes in the estimated useful economic lives and residual values of the assets. The useful economic lives and residual values are re-assessed annually. They are amended when necessary to reflect current estimates, based on technological advancement, future investments, economic utilisation and the physical condition of the assets. See note 16 for the carrying amount of the property, plant and equipment, and note 2 for the useful economic lives for each class of assets.

Impairment of property, plant and equipment
In reviewing the Group's property, plant and equipment for indications of impairment, the Group considers the valuation of its engine portfolio against its carrying amount. Valuation appraisals are carried out by industry experts but inherently include judgements and estimates and will be sensitive to similar factors as that for the useful economic lives of property, plant and equipment.

Maintenance reserve
Judgement is applied in assessing the allocation of current and non-current maintenance reserve balances at the year end. The allocation is based on planned disposals and expected shop visits in the 12 months following the year end. See notes 23 and 24 for the maintenance reserve balances.

5. Revenue

The analysis of the Group's revenue for the year from continuing operations is as follows:

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
Operating lease rentals	342,321	398,564	369,332
Finance lease interest	11,489	13,239	12,682
Spare parts sales	21,913	7,485	28,637
Fees and other revenue	10,119	-	-
	385,842	419,288	410,651

An analysis of revenue by destination is as follows:

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
United Kingdom	208,615	217,497	204,842
Rest of Europe	48,964	53,812	63,522
Americas	39,642	26,022	31,037
Asia, Oceania and Africa	88,621	121,957	111,250
	385,842	419,288	410,651

Page 17

6. Other operating income

The analysis of the Group's other operating income for the year is as follows:

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
Other operating income	61,671	25,052	41,064

Other operating income relates to the release of amounts previously held as maintenance reserves for which customers no longer have rights to and for which the Group no longer has a liability.

7. Operating profit

Arrived at after charging

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
Depreciation expense	208,893	210,475	180,140
Amortisation expense	115	38	-
Operating lease expense - property	511	516	-
Foreign exchange (gains)/losses	(70)	440	(157)

8. Asset impairments

Asset impairments consisted of the following for the years ended 31 December 2021, 2020 and 2019:

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
Engines held for operating lease (Note 16)	19,034	103	5,381

During the year ended 31 December 2021, the Company recognised impairments of $19,034 (2020: $103) against assets held for operating leases. In addition, an adjustment to the carrying amount of property, plant and equipment of $37,502 (2020: $30,467) has been recorded which has been offset by a release from the maintenance reserve resulting in a net nil impact in the income statement. (unaudited)

Page 18

9. Staff number and costs

The aggregate payroll costs were as follows:

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
Wages and salaries	4,288	2,622	3,593
Social security costs	387	368	365
Pension costs, defined benefit scheme	321	312	262
	4,996	3,302	4,220

The average number of persons employed by the group during the year, analysed by category was as follows:

	2021	2020	2019
	No.	No.	No.
Full-time equivalent employees	33	30	22

For the purposes of this note, employees are taken as being those people with contracts of employment with a related party but whose time is dedicated to the business of the Company and Group and whose costs of employment are therefore charged to the Group.

10. Directors' remuneration

The Group and Company paid no emoluments to the Directors in respect of their services during the year (2020: $nil). (unaudited)

Directors are employed by the ultimate holding companies, GATX Corporation and Rolls-Royce Holdings plc and are remunerated by these companies. There were no recharges from these related parties to Alpha Partners Leasing Limited during the year (2020: $nil). (unaudited)

11. Auditors' remuneration

	2021	2020	2019
	$000	$000	$000
	Unaudited	Unaudited	Audited
Audit of the UK statutory financial statements	82	77	71
Amounts receivable by the Company's auditors and its associates in respect of:			
Audit of financial statements of subsidiaries of the Company	334	335	270
Audit-related assurance services	288	245	362
	704	657	703

Page 19

12. Interest payable and similar expenses

	2021 $000 Unaudited	2020 $000 Unaudited	2019 $000 Audited
Interest on bank borrowings	17,699	22,127	27,046
Interest on other borrowings	72,771	84,002	86,764
	90,470	106,129	113,810

13. Taxation

Tax charged/(credited) in the income statement

	2021 $000 Unaudited	2020 $000 Unaudited	2019 $000 Audited
Current taxation			
Foreign tax	152	-	-
Total current income tax	152	-	-
Deferred taxation			
Arising from origination and reversal of timing differences	21,894	21,364	27,647
Arising from adjustments in respect to increase in tax rate	79,519	24,243	-
Arising from adjustments in respect of prior period	490	668	406
Total deferred taxation	101,903	46,275	28,053
Tax expense in the income statement	102,055	46,275	28,053

The tax on profit before tax for the year is higher than the standard rate of corporation tax in the UK (2020: lower than the standard rate of corporation tax in the UK) of 19% (2020:19%). (unaudited)

The differences are reconciled below:

	2021 $000 Unaudited	2020 $000 Unaudited	2019 $000 Audited
Profit before taxation	75,737	100,632	162,558
Profit on ordinary activities before tax multiplied by the standard rate of corporation tax in the UK of 19% (2020: 19%, 2019: 19%)	14,390	19,120	30,886
Expenses not deductible in determining taxable profit (tax loss)	2,395	2,221	13
Adjustments in respect to increase in tax rate	79,519	24,243	-
Movement in unrecognsed deferred tax	-	23	-
Adjustments in respect of prior periods	490	668	406
Tax rate differential on temporary differences	5,261	-	(3,252)
Total tax charge	102,055	46,275	28,053

Page 20

Page 21 Provision for income taxes by tax jurisdiction for the years ended 31 December 2021, 2020 and 2019 were as follows: 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Current tax expense United Kingdom - - - China 152 - Deferred tax expense/(benefit) United Kingdom 101,903 46,275 28,053 Total tax charge 102,055 46,275 28,053 In the UK Budget 2021, it was announced that the main rate of UK corporation tax would increase from 19% to 25% with effect from 1 April 2023 and this was enacted in June 2021. As the 25% rate was substantively enacted by the balance sheet date, deferred tax balances have been calculated and recorded using this rate. (unaudited) Tax relating to items recognised in other comprehensive income 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Deferred taxation Deferred tax on movement in cash flow hedges 245 (246) 37 Total deferred taxation 245 (246) 37 14. Dividends 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Interim dividend of $Nil (2020: $Nil, 2019: $21,471) per ordinary share - - 36,500

Page 22 15. Inventories 2021 2020 $000 $000 Unaudited Unaudited Aero engine spare parts 30,684 28,553 Inventories are stated after provisions for impairment of $8,421 (2020: $5,926). (unaudited) 16. Property plant and equipment Furnitures, fittings and equipment Engine pre delivery payments Assets held for use in operating leases Total $000 $000 $000 $000 Cost or valuation At 1 January 2020 (Unaudited) 929 - 4,952,289 4,953,218 Additions 38 - 323,036 323,074 Disposals - - (143,406) (143,406) At 31 December 2020 (Unaudited) 967 - 5,131,919 5,132,886 Additions - - 187,811 187,811 Disposals - - (360,936) (360,936) At 31 December 2021 (Unaudited) 967 - 4,958,794 4,959,761

Page 23 During the year, no assets (2020: $45,037) were acquired for the purpose of letting under finance leases and shown under finance lease receivables (Notes 19 and 21). (unaudited) During the year, no operating lease agreements of assets (2020: cost $14,000, accumulated depreciation $7,962) was converted into finance leases agreement. The carrying amount of these assets are shown under finance lease receivables (Notes 19 and 21). (unaudited) Other relates to an adjustment to carrying amount of $37,502 (2020: $30,467) which has been offset by a release from the maintenance reserve resulting in a net nil impact in the income statement. (unaudited) Furnitures, fittings and equipment Engine pre delivery payments Assets held for use in operating leases Total $000 $000 $000 $000 Depreciation At 1 January 2020 (Unaudited) 35 - 852,448 852,483 Charge for the year 66 - 210,746 210,812 Eliminated on disposal - - (52,378) (52,378) Impairment (note 9) - - 103 103 Other - - 30,467 30,467 At 31 December 2020 (Unaudited) 101 - 1,041,386 1,041,487 Charge for the year 65 - 208,800 208,865 Eliminated on disposal - - (137,963) (137,963) Impairment (note 9) - - 19,034 19,034 Other - - 37,502 37,502 At 31 December 2021 (Unaudited) 166 - 1,168,759 1,168,925 Carrying amount At 31 December 2020 (Unaudited) 866 - 4,090,533 4,091,399 At 31 December 2021 (Unaudited) 801 - 3,790,035 3,790,836

Page 24 17. Intangible assets The aggregate amount of research and development expenditure recognised as an expense during the period is $nil (2020: $nil). (unaudited) Internally generated software development costs Total $000 $000 Cost or valuation At 1 January 2020 (Unaudited) - - Additions internally developed 2,771 2,771 At 31 December 2020 (Unaudited) 2,771 2,771 Additions internally developed 1,952 1,952 At 31 December 2021 (Unaudited) 4,723 4,723 Amortisation At 1 January 2020 (Unaudited) - - Amortisation charge 38 38 At 31 December 2020 (Unaudited) 38 38 Amortisation charge 115 115 At 31 December 2021 (Unaudited) 153 153 Carrying amount At 31 December 2020 2,733 2,733 At 31 December 2021 (Unaudited) 4,570 4,570

18. Investments in associate, net

Details of the investment in which the Group holds 20% or less of the nominal value of any class of share capital are as follows:

	Country of incorporation	Holding	Proportion of voting rights and shares held		Carrying amount	
			2021	2020	2021 $000 Unaudited	2020 $000 Unaudited
Associate						
Hyphen Holdings Limited	England	Ordinary shares	10%	10%	-	-
Beta One Holding Limited	England	Ordinary Shares	20%	-	200	-

Principal activity

The principal activity of Hyphen Holdings Limited is leasing of aero engines. The principal activity of Beta One Holding Limited is to provide aero engines to customers enrolled in its capacity agreements.

Aggregate financial information of associates

	2021 $ 000 Unaudited	2020 $ 000 Unaudited
Group's share of loss in associates	-	(250)

During the period, Group disposed no engines (2020: 7 engines) to Hyphen Holdings Limited. Part of the profits on disposal of these engines, representing the Group's shareholding in that associate, were deferred and will be unwound over the life of the engines or when the engines are disposed to third parties. The Group did not dispose any engines to Beta One Holdings Limited.

19. Other financial assets

	Note	2021 $000 Unaudited	2020 $000 Unaudited
Derivatives used for hedging	20	4,285	7,722
Finance lease receivables		193,233	257,282
Non-current receivables		15,742	5,934
		213,260	270,938

Page 25

Page 26 20. Financial instruments Categorisation of financial instruments 2021 2020 $000 $000 Unaudited Unaudited Financial assets measured at fair value through profit or loss 4,285 7,722 4,285 7,722 Financial liabilities measured at fair value through profit or loss (512) (1,493) (512) (1,493) Financial assets measured at fair value (unaudited) Interest rate swap The financial assets relate to the fair value of interest rate swaps used as fair value hedges (2020: fair value hedges and cash flow hedges) and is estimated by discounting expected future contractual cash flows using prevailing interest rate curves. The fair value is $4,285 (2020: $7,722) and the change in value included in the income statement is ($3,437) (2020: $3,773). Financial liabilities measured at fair value (unaudited) Interest rate swap These financial liabilities relate to fair value of interest rate swaps used as cash flow hedges and is estimated by discounting expected future contractual cash flows using prevailing interest rate curves. The fair value is ($512) (2020: ($1,493)) and the change in value included in profit or loss is $nil (2020: $nil). Fair value hedges (unaudited) Interest rate swap US$95,000 of fixed rate borrowing has been swapped to variable rate using interest rate swaps maturing in 2023. The swaps receive interest at a fixed rate of 3.99% and require payment of interest at a variable rate equal to 6-month USD LIBOR plus 1.1625%. The fair value of the financial instruments designated as hedging instruments at 31 December 2021 is $4,285 (2020: $7,722). The amount of the change in fair value of the hedging instrument recognised in the income statement for the period is ($3,437) (2020: $3,773). The amount of the change in fair value of the hedged item recognised in the income statement for the period is $3,437 (2020: $(3,773)). Cash flow hedges (unaudited) Interest rate swap An amortising profile of floating interest rate borrowings, starting at US$399,000, has been swapped to fixed rate using interest rate swaps maturing in 2022. These swaps are designated instruments in the cash flow hedge and receive interest at a variable rate equal to 6-month USD LIBOR and require payment of interest at a fixed rate of 1.613125%. Cash flows relating to these cash flow hedging instruments are expected to occur bi-annually.

Page 27 The fair value of the financial instruments designated as hedging instruments at 31 December 2021 is $(512) (2020: $(1,493)). The amount of the change in fair value of the hedging instrument that was recognised in other comprehensive income during the period is $1,989 (2020: $1,533). The amount reclassified from equity to the income statement for the period is $(1,008) (2020: $(216)). The amount of any excess of the fair value of the hedging instrument over the change in the fair value of the expected cash flows that was recognised in the income statement for the period is $nil (2020: $nil). 21. Receivables, net Activity in allowance for receivables are as follows: 22. Leases Finance lease as lessor The amount of the net investment in finance leases is determined as shown in the following table: 2021 2020 $000 $000 Unaudited Unaudited Gross trade receivables 65,008 70,482 Receivable allowance (48,218) (33,429) Group relief receivable 1,734 1,735 Other receivables 9,944 4,455 Prepayments 31,177 7,534 Finance lease receivables 24,953 25,014 Due within one year 84,598 75,791 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Opening balance 33,429 2,379 1,040 Allowance created/(reversed) in period 22,351 31,050 1,339 Allowance written off in period (7,562) - - Closing balance 48,218 33,429 2,379 2021 2020 $000 $000 Unaudited Unaudited Minimum lease payments 258,300 335,334 Unguaranteed residual value - - Gross investment 258,300 335,334 Unearned finance income (40,115) (53,038) Net investment (present value of minimum lease payments) 218,185 282,296

Page 28 The gross investment amount and the present value of payable minimum lease payments are shown in the following table: 21. There were also no contingent rents recognised as income in the period (2020: $nil, 2019: $nil). (unaudited) Operating leases as lessor The total of future minimum lease payments is as follows: Total contingent rents recognised as income in the period was $nil (2020: $nil). Operating leases as lessees The Group leases office space under operating lease arrangements. The amount of non-cancellable operating lease payments recognised as an expense during the year was $996 (2020: $135). (unaudited) Gross investment in the lease Present value of minimum lease payments Gross investment in the lease Present value of minimum lease payments 2021 2021 2020 2020 $000 $000 $000 $000 Maturity Unaudited Unaudited Unaudited Unaudited Not later than one year 33,670 24,953 36,449 25,014 Later than one year and not later than five years 150,537 124,706 168,813 137,041 Later than five years 74,093 68,526 130,072 120,241 258,300 218,185 335,334 282,296 2021 2020 $000 $000 Maturity Unaudited Unaudited Not later than one year 323,067 364,861 Later than one year and not later than five years 1,061,561 1,224,136 Later than five years 480,192 755,369 1,864,821 2,344,366 2021 2020 $000 $000 Maturity Unaudited Unaudited Not later than one year 567 567 Later than one year and not later than five years 2,268 2,271 Later than five years 4,157 4,668 6,992 7,506

Page 29 23. Current liabilities 24. Non-current liabilities Maintenance reserves included in current and non-current liabilities above comprise: 2021 2020 $000 $000 Unaudited Unaudited At the beginning of the year 156,803 135,335 Received during the year 71,630 76,986 Released during the year into other operating income and net profits on sale of property, plant & equipment (61,671) (25,052) Paid out during the year - - Released to income to offset adjustments to PPE (see note 17) (37,502) (30,467) At the end of the year 129,260 156,803 2021 2021 2020 2020 $000 $000 $000 $000 Note Unaudited Unaudited Unaudited Unaudited Loans and borrowings 25 287,663 170,258 Borrowings from related parties 25 5,376 1,631 Account payables 5,320 4,738 Maintenance reserves 30,941 31,488 Other payables 3,424 57 Account payables and other current liabilities 39,685 36,283 Amounts owed to related parties 46,866 6,944 Accruals and deferred income 30,911 51,554 Derivatives used for hedging 512 - Current portion of deposits from customers - 6,073 411,013 272,743 Note 2021 2021 2020 2020 $000 $000 $000 $000 Unaudited Unaudited Unaudited Unaudited Loans and borrowings, net of current portion 25 2,759,177 3,079,026 Borrowings from related parties 25 - 5,343 Maintenance reserves 98,319 125,313 Other payables - - Other payables and non current liabilities 98,319 125,313 Deposit from customers, net of current portion 16,091 19,503 Derivates used for hedging - 1,493 Provisions 354,227 252,130 3,227,814 3,482,808

25. Borrowings

	2021 $000 Unaudited	2020 $000 Unaudited
Loans and borrowings due within one year		
Bank borrowings	118,541	123,945
Other borrowings	169,122	46,313
	287,663	170,258
Borrowings from related parties	5,376	1,631
Total loans and borrowings due within one year	**293,039**	**171,889**
Loans and borrowings due after more than one year		
Bank borrowings	487,272	724,140
Other borrowings	2,271,905	2,354,886
	2,759,177	3,079,026
Borrowings from related parties	-	5,343
Total loans and borrowings after more than one year	**2,759,177**	**3,084,369**
Total loans and borrowings	**3,052,216**	**3,256,258**

Future minimum principal payments on the facilities as at 31 December 2021 were as follows:

Years	Bank borrowings $000	Other borrowings $000	Borrowings from related parties $000	Total loans and borrowings $000
2022	118,307	143,600	5,350	267,257
2023	4,807	343,600		348,407
2024	103,486	43,600		147,086
2025		193,600		193,600
2026	180,000	285,600		465,600
Thereafter	199,700	1,330,200		1,529,900
	606,300	2,340,200	5,350	2,951,850
Net lease liabilities treated as borrowings				79,228
loan fees and interest rate swap				21,138
				3,052,216

Page 30

Page 31 Bank borrowings (unaudited) The above bank borrowings relate to a revolving credit facility and bank loans. Revolving credit facility Under the facility agreement the Group and its affiliates can make eligible drawings up to $450,000. Borrowings are secured by the assets of the Group and its affiliates. Interest rate is payable at LIBOR + 0.50%. The original termination date of the facility was 7 April 2019, however the Group and its affiliates had the option to extend to 7 April 2021. On 11 May, 2018, an Amendment Deed was agreed between the lenders, the Group and its affiliates allowing the termination date to be extended to 11 May 2023, with two 1 year extension options. In March 2020, the Group and its affiliates exercised the final option to extend the termination date to 11 May 2025. As at 31 December 2021, the facility was unutilised by the Group (at 31 December 2020: $233,000). The facility includes an accordion option which makes additional funds available upon request. The total amount of funds available per the terms of the accordion option is US$150,000. As of 31 December 2021 the Group had not exercised this option. Bank loans The carrying amount of the Group's bank loans and facilities as at 31 December 2021 comprised of: - $380,000 of fixed interest loans maturing between April 2026 and October 2026 - $226,000 of variable interest loan notes (3-month USD LIBOR + margins between 0.75% and 2.90%), payable by instalments and maturing between October 2022 and October 2024. Other borrowings Other borrowings relate to private placements and related party loans. Loan notes issued by subsidiary companies totalled $2,750,000 of which $410,000 was repaid as at 31 December 2021. The carrying amounts of the loan notes comprised of: - $1,056,000 of fixed interest loan notes with maturity dates between April 2022 and June 2033 - $243,200 of fixed interest loan notes payable by instalments with maturity dates between October 2026 and July 2028 - $1,041,000 of variable interest loan notes (6-month USD LIBOR + margins between 0.82% and 1.72%) with maturity dates between October 2023 and June 2033. The above other borrowings are net of private placement loan fees of $10,074 (2020: $8,536) and interest rate swap fees of $140 (2020: $140). Loans from related parties relate to a loan with a total principal amount outstanding of $5,350 as at 31 December 2021. The borrowings were obtained in order to purchase the fixed assets of the Group. The loans are secured against the Company's share in its subsidiary undertaking and against those fixed assets purchased. 26. Security (unaudited) The borrowings were obtained in order to purchase property, plant and equipment of the Group. All borrowings are secured by a pledge of the shares of subsidiaries owning the relevant property, plant and equipment and mortgages against the relevant property, plant and equipment held for operating leases with carrying amount as at 31 December 2021 $ 3,790,035 (2020: $4,099,533) and the underlying assets in the net investments in finance lease receivables with carrying amount as at 31 December 2021 $218,185 (2019: $282,296).

Page 32 27. Covenants All borrowings contain affirmative covenants customary for secured borrowings of this type. The Group has fulfilled all its covenant reporting and was not in breach of any of its borrowings covenants during the year ended 31 December 2021, 2020 and 2019. 28. Analysis of changes in net debt 29. Provisions for liabilities Provisions for liabilities comprise only of net deferred tax liabilities as at 31 December 2021 and 2020, which are set out in the table below. No net reversal of the deferred tax liability is expected to occur in the next reporting period. As at 1 January 2021 Cash flows Fair value movements Non-cash changes As at 31 December 2021 $000 $000 $000 $000 $000 Unaudited Unaudited Unaudited Unaudited Unaudited Cash 87,696 233,885 - - 321,581 Bank and other borrowings (3,249,456) 291,876 - (91,330) (3,048,910) Interest rate swap (6,803) - 3,497 - (3,306) Net debt (3,168,563) 525,761 3,497 (91,330) (2,730,635) Deferred tax (assets) and liabilities 2021 Liability $000 Unaudited Property, plant & equipment 357,816 Losses (2,172) Other timing differences (1,417) 354,227 2020 $000 Unaudited Property, plant & equipment 253,454 Losses (195) Other timing differences (1,134) 252,125

Page 33 30. Pension and other schemes (unaudited) -employer defined benefits pension schemes. The Rolls-Royce Pension Fund or the Rolls-Royce Group Pension Scheme. The assets of the schemes are held in separate funds administered by trustees and invested in them independently of the finances of the Group. The schemes are funded by annual contributions from: a) the Company b) scheme members. As it is not possible to identify the share of underlying assets and liabilities relating to Alpha Partners Leasing Limited, in accordance with FRS102 paragraph 28.11 Retirement Benefits, the scheme has been accounted for as a defined contribution scheme in these financial statements. On this basis, the total employer contributions for 2021 were $321 (2020: $313). The required disclosures related to the schemes are given in the group financial statements of Rolls-Royce Holdings plc. 31. Share capital (unaudited) Authorised, allotted, called up and fully paid shares 32. Capital reserve The capital reserve was established as on 29 December 2000. This reserve is non-distributable. 33. Commitments (unaudited) Purchase commitments The total amount contracted for but not provided in the financial statements was $40,647 (2020: $nil). The commitments relate to contracted purchase obligations and acquisition of aircraft and engines. 2021 2020 $000 $000 Unaudited Unaudited Purchase commitments 40,647 - 40,647 - No. $ No. $ As at 1 January, 1,700 1,700 1,700 1,700 'A' ordinary shares issued - - - - 'B' ordinary shares issued - - - - As at 31 December, 1,700 1,700 1,700 1,700 2021 2020 'A' & 'B' ordinary shares of $1 each 'A' & 'B' ordinary shares of $1 each Unaudited Unaudited

Page 34 34. Financial guarantee contracts (unaudited) The Group and certain affiliates are party to loan facilities. The Company did not provide any guarantee in respect of related parties during the year (2020: $nil). The Group and certain affiliates are also party to private placement loan note funding. The Company did not provide any guarantee in respect of related parties during the year (2020: $nil). 35. Related party transactions In the course of normal operations, the Group has contracted on an arm's length basis with subsidiary undertakings of Rolls- Royce Holdings plc . The aggregated transactions which are considered to be material and which have not been disclosed elsewhere in the financial statements are summarised below: Income from related parties nil (2020: $122,149) (unaudited). 2021 (Unaudited) $000 295,735 1,558 Total income 297,293 Amounts receivable from related party 129 2020 (Unaudited) $000 315,269 236 Total income 315,505 Amounts receivable from related party 30,924 2019 (Audited) $000 231,283 371 2,312 Total income 233,966 Amounts receivable from related party 12,011 Rental income and sale of property, plant & equipment* Management fee income Rental income and sale of property, plant & equipment* Management fee income Rental income and sale of property, plant & equipment* Management fee income Sales of goods made by related parties on behalf of the Group

Expenditure with related parties

2021 (Unaudited)	$000
Purchase of property, plant & equipment	258,501
Recharged expenditure made on behalf of the Group	4,525
Total purchases	263,026
Amounts payable to related party	42,841

2020 (Unaudited)	$000
Purchase of property, plant & equipment	258,501
Recharged expenditure made on behalf of the Group	4,711
Total purchases	263,212
Amounts payable to related party	13,916

2019 (Audited)	$000
Purchase of property, plant & equipment	633,806
Recharged expenditure made on behalf of the Group	4,789
Transfers under lincese agreements	115
Total purchases	638,710
Amounts payable to related party	12,332

36. Subsidiaries

Composition of the Group

Details of the subsidiaries in the Group are as follows:

	Country of incorporation	Holding	Proportion of voting rights and shares held	
			2021	2020
Subsidiary undertakings				
Alpha Leasing Limited*	England	Ordinary shares	100%	100%
Alpha Leasing (No. 4) Limited*	England	Ordinary shares	100%	100%
Alpha Leasing (No.9) Limited*	England	Ordinary shares	100%	100%
Alpha Leasing (No.10) Limited*	England	Ordinary shares	100%	100%
Alpha Leasing (No.11) Limited*	England	Ordinary shares	100%	100%
Alpha Leasing (No.12) Limited*	England	Ordinary shares	100%	100%

Page 35

Alpha Leasing (No. 14) Limited*	England	Ordinary shares	100%	100%
Omega Leasing Limited	England	Ordinary shares	100%	100%
Omega Leasing (No.4) Limited	England	Ordinary shares	100%	100%
Omega Leasing (No.9) Limited	England	Ordinary shares	100%	100%
Omega Leasing (No.10) Limited	England	Ordinary shares	100%	100%
Omega Leasing (No.11) Limited	England	Ordinary shares	100%	100%
Omega Leasing (No. 12) Limited	England	Ordinary shares	100%	100%
Omega Leasing (No. 14) Limited	England	Ordinary shares	100%	100%
Rolls-Royce & Partners Finance Limited*	England	Ordinary shares	100%	100%
Rolls-Royce Engine Leasing (Labuan) Limited	Malaysia	Ordinary shares	100%	100%
Rolls-Royce Engine Leasing (Labuan) (No. 2) Limited	Malaysia	Ordinary shares	100%	100%
RRPF Engine Leasing Limited	England	Ordinary shares	100%	100%
RRPF Engine Leasing (No.2) Limited*	England	Ordinary shares	100%	100%
RRPF Asset Management Services Limited*	England	Ordinary shares	100%	100%
RRPF Aviation Leasing (Tianjin) Limited	China	Ordinary shares	100%	100%
Aether Asset Management Services Limited*	England	Ordinary shares	100%	Nil

* indicates direct investment of the company

Principal activities

Alpha Leasing Limited - Holding company

Alpha Leasing (No. 4) Limited - Holding company

Alpha Leasing (No.9) Limited - Holding company

Alpha Leasing (No.10) Limited - Holding company

Alpha Leasing (No.11) Limited - Holding company

Alpha Leasing (No.12) Limited - Holding company

Alpha Leasing (No. 14) Limited - Holding company

Page 36

Omega Leasing Limited - Leasing of aero engines

Omega Leasing (No.4) Limited - Leasing of aero engines

Omega Leasing (No.9) Limited - Leasing of aero engines

Omega Leasing (No.10) Limited - Leasing of aero engines

Omega Leasing (No.11) Limited - Leasing of aero engines

Omega Leasing (No. 12) Limited - Leasing of aero engines

Omega Leasing (No. 14) Limited - Leasing of aero engines

Rolls-Royce & Partners Finance Limited - Leasing of aero engines

Rolls-Royce Engine Leasing (Labuan) Limited - Leasing of aero engines

Rolls-Royce Engine Leasing (Labuan) (No. 2) Limited - Leasing of aero engines

RRPF Engine Leasing Limited - Leasing of aero engines

RRPF Engine Leasing (No.2) Limited - Leasing of aero engines (2019: Dormant)

RRPF Asset Management Services Limited - Aero engine lease management services

RRPF Aviation Leasing (Tianjin) Limited - Leasing of aero engines

Aether Asset Management Services Limited – Aero engine lease management services

Registered office

The registered address for Rolls-Royce Engine Leasing (Labuan) Limited and Rolls-Royce Engine Leasing (Labuan) (No. 2) Limited is Unit Level 13(A), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Federal Territory of Labuan, Malaysia.

The registered address for RRPF Aviation Leasing (Tianjin) Limited is No. 45, Room 202, Office Area of Inspection Warehouse, No.6262 Aozhou Road, Dongjiang Free Trade Port Zone, Tianjin Pilot Free Trade Zone, the People's Republic of China

The registered office of all other subsidiary undertakings is 1 Brewer's Green, London, SW1H 0RH, England.

37. Post balance sheet events

In March 2022, US and EU issued sanctions against the Russian aviation industry by banning sale or purchase of aircraft and parts, financing and technical assistance, as part of wider measures in response to the Russian military invasion of Ukraine. The Group has limited direct exposure, with only 6 Trent engines on dedicated leases Russian airlines representing c.3% of the carrying amount of property, plant and equipment held for operating leases. The majority of these engines are off-wing and stored in locations outside of Russia. Notice of default has been issued on the lessees and repossession of all engines is being progressed.

The Group has evaluated other subsequent events from the balance sheet date through 29 March 2022, the date at which the financial statements were available to be issued, and determined there were no additional items requiring disclosure.

38. Parent and ultimate parent undertaking

Rolls-Royce Holdings plc, a company registered in England and Wales, and GATX Corporation, a company registered in the United States, are the joint ultimate holding companies. Copies of Rolls-Royce Holdings plc's consolidated Financial Statements can be obtained from Kings Place, 90 York Way, London, N1 9FX and those of GATX Corporation from 233 South Wacker Drive, Chicago IL 60606-7147, Illinois, USA.

Page 37

Page 38 39. US GAAP information Reconciliations to US GAAP The Consolidated Financial Statements are prepared in accordance with UK GAAP, which differ in certain material respects from US GAAP. The following is a summary of the effects of the differences between UK GAAP and US GAAP. Comprehensive (loss)/income for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 Net (loss)/profit for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Net (loss)/income (FRS102) (26,318) 54,357 134,505 Impairment 19,034 - - Income tax (8,080) - - Net (loss)/income (US GAAP) (15,364) 54,357 134,505 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Comprehensive (loss)/income (FRS102) (25,582) 53,286 131,061 Net difference between net loss (FRS 102) and net loss (US GAAP) 10,954 - - Comprehensive (loss)/income (US GAAP) (14,628) 53,286 131,061

Statement of cash flows for the years ended 31 December 2021, 31 December 2020 and 31 December 2019

	2021 $000 Unaudited	2020 $000 Unaudited	2019 $000 Audited
Cash flows from operating activities (FRS102)	477,843	474,322	461,972
Reclassification of interest paid, net interest received	(88,235)	(109,407)	(97,014)
Cash flows from operating activities (US GAAP)	389,608	364,915	364,958
Cash flows from investing activities (FRS102)	47,893	(225,313)	(825,165)
Reclassification of interest received	(194)	(521)	(4,486)
Cash flows from investing activities (US GAAP)	47,699	(225,834)	(829,651)
Cash flows from financing activities (FRS102)	(291,851)	(194,499)	264,980
Reclassification of interest paid	88,429	109,927	101,500
Cash flows from financing activities (US GAAP)	(203,422)	(84,572)	366,480
Net increase in cash and cash equivalents	**233,885**	**54,510**	**(98,213)**
Cash and cash equivalents at 1 January	87,696	33,186	131,399
Cash and cash equivalents at 31 December	$ **321,581**	$ **87,696**	$ **33,186**

Summary of differences between FRS102 and US GAAP

(a) Leases

FASB issued Accounting Standards Updated ("ASU") 2016-02, Leases (ASC 842), applicable for periods beginning after 15 December 2021. The Group is not required to adopt the FASB issued Accounting Standards Update ("ASU") 2016-02, Leases (ASC 842) during the years ended 31 December 2021, 2020 and 2019, and therefore applies ASC 840 (see Future application of US GAAP). The requirements of Section 20 of FRS102 is substantially similar to the requirements of ASC 840 and management has assessed there are no material GAAP differences.

(b) Impairment

FRS102 like IFRS uses a one-step impairment test: the carrying amount of an asset is compared with the recoverable amount, with the recoverable amount being the higher of the asset's fair value less costs of disposal or the asset's value in use.

US GAAP requires a two-step impairment test and measurement model: Step 1 the carrying amount is first compared with the undiscounted cash flows and if carrying amount is lower than the undiscounted cash flows, no impairment is recognised. Step 2, if the carrying amount is higher than the undiscounted cash flows, an impairment loss is measured as the difference between the carrying amount and fair value, with the fair value defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The group recognised impairment of $19,034 (unaudited) in its Consolidated Financial Statements relating to a number of engines. However, under US GAAP's two-step impairment process, the undiscounted cash flows of these engines exceed their carrying amounts. No impairment would be recognised under US GAAP.

Page 39

Page 40 (c) Income taxes Under UK GAAP, deferred tax is provided in full on timing differences that arise from differences between taxable profits and total comprehensive income, and result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Under US GAAP, deferred tax assets and liabilities are provided in full on all temporary differences and a valuation adjustment is established in respect of those deferred tax assets where it is more likely than not that some portion will not be realised. Under UK GAAP, deferred tax assets are recognised for future deductions and utilisations of tax carry-forwards to the extent that it is more likely than not that suitable taxable profit is expected to be available. While the effects on the net deferred assets are the same, under US GAAP, the deferred tax assets are recognised at their full amounts and reduced by a valuation allowance to the extent it is more likely than not that suitable taxable profits will not be available. The deferred tax assets as at 31 December 2021, 2020 and 2019 relate only to tax losses and have been recognised in full as in our opinion they will be fully recoverable. The Group has not provided certain deferred tax liabilities related to the outside basis differences of its foreign subsidiaries for Income Taxes its foreign subsidiaries are not material. (d) Pension The Group noted that guidance for pensions differs significantly between US GAAP and FRS 102. However, as the overall pension plan is immaterial to the Group, it was assessed that any difference caused by application of US GAAP would also be immaterial. (e) Format of financial statements These financial statements have been adapted, to present the primary statements in a format more relevant for a filing in the United States, from those previously presented for the purposes of UK statutory reporting. In adapting these financial statements, management have made the following changes to presentation of certain items within the primary financial statements. Each of these changes listed below to the names of financial statement line items is reflected throughout the primary statements and the footnotes: Consolidated Income statement Net profit on sale of tangible fixed assets is moved above operating profit and renamed Net profit on sale of property, plant, and equipment, and has been reflected throughout the financial statements. Interest receivable and similar income has been renamed Interest income and reflected throughout the financial statements. Interest payable and similar expense has been renamed Interest expense and reflected throughout the financial statements. Profit for the financial year has been renamed Net income. Consolidated Balance sheet: Balance sheet has been reordered to reflect order of liquidity and add in current-non-current classification and subtotals. Receivables, net, of $84,597 (2020: $106,715) has been presented as Receivables, net of $78,554 (2020: $75,791) and Receivables from related parties of $6,043 (2020: $30,924) and reflected throughout the financial statements. Payables: Amounts falling due within one year of $411,013 (2020: $272,743) has been renamed as Total current liabilities, and presented as Current portion of borrowings of $287,663 (2020: 170,258), Borrowings from related parties of $5,376 (2020: $1,631), Accounts payable and other current liabilities of $39,685 (2020: $36,283), Payables to related parties of $46,866 (2020: $6,944), Deferred income of $30,911 (2020: $51,554),Current portion of deposits from customers of $nil (2020: $6,073) and Derivatives used for hedging of $512 (2020: $nil). Payables: Amounts falling due after more than one year of $2,873,587 (2020: $3,230,678) has been renamed Total non- current liabilities and presented as Borrowings, net of current portion of $2,759,177 (2020: $3,079,026), Borrowings from related parties, net of current portion of $nil (2020: $5,343), Other liabilities of $98,319 (2020: $125,313), and Deposits from customers, net of current portion, of $16,091 (2020: $19,503) and Derivatives used for hedging of $nil (2020: $1,493). Shareholders' funds has been renamed Total equity. Called up share capital has been renamed Share capital.

Page 41 (f) Other The Group does not believe that there is any other material GAAP difference to disclose. Additional disclosure requirements (a) Revenue recognition Certain contracts include sales of aircraft engine parts. For each contract, we determine the transaction price based on the consideration expected to be received. The engine parts have discrete unit prices that represent fair value. Each engine part is usually considered to be a separate performance obligation. Revenue is recognized for each engine part performance obligation at the point in time of delivery to the customer. Customers may be provided with a right to return the part and a customer may receive a full or partial refund, a credit applied to amounts owed, a different product in exchange, or any combination of these items. The potential for customer returns is considered in the estimated transaction price. The amount reported as cost of sales is recorded at average cost. Payments for sales of aircraft engine or aircraft engine parts are typically received shortly after delivery. (b) Fair value measurements disclosure (unaudited) ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 2010, the Company adopted new accounting guidance under ASC 820 that requires additional disclosures including, among other things, (i) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (ii) the gross, rather than net, basis for certain level 3 roll forward information, (iii) use of a "class" rather than a "major category" basis for assets and liabilities, and (iv) valuation techniques and inputs used to estimate level 2 and level 3 fair value measurements. In addition, ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows: Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement. Assets and liabilities measured at fair value on a recurring basis As of 31 December 2021 and 2020 The fair value of interest rate swaps is estimated by discounting expected future contractual cash flows using prevailing interest rate curves. We have also considered the credit rating and risk of the counterparty of the derivative contract and as such the valuation of these instruments was classified as Level 2.

The following instruments were recognized at fair value using the aforementioned hierarchy:

	31 December 2021 (Unaudited)				
	Carrying amount $000	Fair Value $000	Level 1 $000	Level 2 $000	Level 3 $000
Assets					
Derivative asset	4,285	4,285	-	4,285	-
	4,285	4,285	-	4,285	-
Liabilities					
Derivative liability	(512)	(512)	-	(512)	-
	(512)	(512)	-	(512)	-

	31 December 2020 (Unaudited)				
	Carrying amount $000	Fair Value $000	Level 1 $000	Level 2 $000	Level 3 $000
Assets					
Derivative asset	7,722	7,722	-	7,722	-
	7,722	7,722	-	7,722	-
Liabilities					
Derivative liability	(1,493)	(1,493)	-	(1,493)	-
	(1,493)	(1,493)	-	(1,493)	-

Fair value disclosures of financial instruments

The fair value of cash approximate their carrying value because of their short-term nature (Level 2). The fair value of our borrowings is estimated using a discounted cash flow analysis based on current market interest rates and spreads for debt with similar characteristics (Level 2). Derivatives are recognized in the Consolidated Balance Sheet at their fair value. The fair value of interest rate swaps is estimated by discounting expected future contractual cash flows using prevailing interest rate curves. We have also considered the credit rating and risk of the counterparties of the derivative contracts (Level 2). All financial instruments are measured at amortized cost, other than derivatives which are measured at fair value on a recurring basis. The carrying amounts and fair values of our most significant financial instruments as of 31 December 2021 and 2020 were as follows:

	31 December 2021 (Unaudited)				
	Carrying amount	Fair Value	Level 1	Level 2	Level 3
Assets					
Cash	321,581	321,581	321,581	-	-
Derivative asset	4,285	4,285	-	4,285	-
	325,866	325,866	321,581	4,285	-
Liabilities					
Borrowings *	3,052,216	2,998,730	-	2,998,730	-
Payables	85,520	85,520	-	85,520	-
Derivative liability	512	512	-	512	-
	3,138,248	3,084,762	-	3,084,762	-

* Borrowings exclude loan fees and interest rate swaps

Page 42

	31 December 2020 (Unaudited)				
	Carrying amount	Fair Value	Level 1	Level 2	Level 3
Assets					
Cash	87,696	87,696	87,696	-	-
Derivative asset	7,722	7,722	-	7,722	-
	95,418	95,418	87,696	7,722	-
Liabilities					
Borrowings *	3,255,814	3,233,008	-	3,233,008	-
Payables	69,365	69,365	-	69,365	-
Derivative liability	1,493	1,493	-	1,493	-
	3,326,672	3,303,866	-	3,303,866	-

* Borrowings exclude loan fees and interest rate swaps

(c) Derivative financial instruments (unaudited)

The following tables present notional amounts and fair values of derivatives outstanding as of December 31, 2021 and 2020:

	2021 Notional $000 Unaudited	2021 Fair value $000 Unaudited	2020 Notional $000 Unaudited	2020 Fair value $000 Unaudited
Derivative assets designated as fair value hedge				
Interest rate swaps	95,000	4,285	95,000	7,722
Derivative assets designated as accounting cash flow hedges:				
Interest rate swaps	68,492	(512)	76,750	(1,493)
		3,773		**6,229**

The following gains and losses were recorded in other comprehensive income related to derivative financial instruments for the years ended 31 December 2021, 2020 and 2019.

	Years Ended December 31,		
	2021 $000 Unaudited	2020 $000 Unaudited	2019 $000 Audited
Gain / (Loss)			
Effective portion of change in fair market value of derivatives designated as accounting cash flow hedges:			
Interest rate swaps	$ 981	$ (1,317)	$ (3,407)
Income tax effect	(245)	246	(37)
Net changes in cash flow hedges, net of tax	**$ 736**	**$ (1,071)**	**$ (3,444)**

Page 43

Page 44 The following table presents the effect of derivatives recorded as reductions to or (increases) in interest expense in our Consolidated Income Statements for the years ended 31 December 2021, 2020 and 2019. (d) Leases (unaudited) Finance leases as lessors The cash flows receivable from finance leases as at 31 December 2021 were as follows: Operating leases as lessors The contracted minimum future lease payments receivable from lessees on non- owned engines as of 31 December 2021 were as follows: 2021 2020 2019 $000 $000 $000 Unaudited Unaudited Audited Gain / (Loss) Derivatives designated as accounting hedges: Interest rate swaps (1,008) (216) 1,508 Effect of derivatives on interest expense (1,008) (216) 1,508 Years Ended December 31, Years Cashflows receivable $000 2022 33,670 2023 23,657 2024 23,657 2025 47,287 2026 55,936 Thereafter 74,093 Undiscounted cashflows receivable 258,300 Less: Unearned income (40,115) 218,185 Years Total $000 2022 323,067 2023 296,587 2024 281,561 2025 256,006 2026 227,407 Thereafter 480,192 1,864,821

Page 45 Operating leases as lessee The total of future minimum lease payments is as follows: Future application of US GAAP -02, Leases (ASC 842) In February 2016, the FASB issued -02, Leases (ASC 842). The standard requires lessees to recognize lease-related assets and liabilities on the balance sheet. In certain circumstances, the lessee is required to remeasure the lease payments. Qualitative and quantitative disclosures, regarding the significant judgments made by management, are required to provide insight into the extent of revenue and expense recognized and expected to be recognized from existing contracts. As the Group is not a public business entity, the Group is not required to adopt ASC 842 until annual periods beginning after 15 December 2021. 20-04, Reference Rate Reform (Topic 848) In response to concerns about structural risks of interbank offered rates (IBORs), and, particularly, the risk of cessation of the London Interbank Offered Rate (LIBOR), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. components of those assets and obligations used LIBOR as reference. Topic 848 provides certain optional expediencies and elections should certain conditions be met. The Group will assess the impact of the Reference Rate Reform generally and will consider utilising relevant expediencies and elections where desirable and/or applicable. Years Total $000 2022 567 2023 567 2024 567 2025 567 2026 567 Thereafter 4,157 6,992